Exhibit 99.1

NEXSTAR MEDIA GROUP, INC. NAMES LEE ANN GLIHA EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Finance Leader with More than 20 Years of Experience in Media, Broadcasting and

Entertainment Investment Banking Joins Company on August 9

IRVING, TX (July 26, 2021)—Nexstar Media Group, Inc. (Nasdaq: NXST) today announced that Lee Ann Gliha has been named Executive Vice President and Chief Financial Officer effective August 9, 2021.  Ms. Gliha will oversee all financial aspects of the Company’s business, including internal and external financial reporting, internal audit, compliance and controls, investor relations, and treasury and capital markets functions, and will take a prominent role in strategic planning, business development, and mergers and acquisitions.  Ms. Gliha will assume the CFO role from Thomas E. Carter, who was named President and Chief Operating Officer in October 2020 and has served as the Company’s Executive Vice President and Chief Financial Officer since joining the Company in 2009.

Ms. Gliha brings more than 20 years of experience in media, broadcasting, and entertainment investment banking to her new role at Nexstar, serving most recently as a Managing Director at Jefferies LLC., since 2016.  Over the course of her career, she has advised a wide range of clients and structured transactions worth more than $90 billion, primarily in the technology, media, and telecommunications (TMT) sector, including mergers, acquisitions, divestures, and debt and equity financings.

“Lee Ann is an accomplished finance leader who understands the rapidly evolving media ecosystem and brings extensive industry relationships to her new role at Nexstar,” said Mr. Carter.  “This background will be invaluable to Nexstar’s senior management team, Board of Directors, and our experienced finance team, and will be instrumental in advancing our strategic objectives with the goal of further enhancing shareholder value.”

Prior to joining Jefferies, Ms. Gliha served as a Managing Director at Houlihan Lokey from 2008 to 2016, specializing in media and out-of-home entertainment investment banking.  During her tenure, Ms. Gliha completed more than 30 transactions and in 2011 was named to Investment Dealers' Digest 40 Under 40 Dealmakers List. Before joining Houlihan Lokey, Ms. Gliha held a variety of positions of increasing responsibility in the banking and finance industry at companies such as UBS Investment Bank, Banc of America Securities, and Live Nation, Inc., where she served as Executive Vice President of Corporate Finance from 2006 to 2008 and was responsible for the company’s mergers and acquisitions, financing, and investor relations functions.

“Throughout its 25-year history, Nexstar has been at the forefront of every major innovation in local television broadcasting, while maintaining the highest standards of journalistic integrity,” said Ms. Gliha.  “Nexstar’s corporate and local management teams have built the preeminent local broadcasting and digital media company in the country and consistently delivered impressive financial results for shareholders.  I am thrilled to be joining Nexstar and I look forward to growing and evolving the business and driving new value for shareholders.”

Ms. Gliha is a member of the Board of Directors of the National Hot Rod Association.  She graduated summa cum laude from Claremont McKenna College with a Bachelor’s degree in Economics.  Ms. Gliha also has a pre-existing personal connection to Nexstar—her sister is an award-winning investigative journalist at KDVR-TV, the company’s local television station in Denver.

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About Nexstar Media Group, Inc.

Nexstar Media Group, Inc. (NASDAQ: NXST) is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Its wholly owned operating subsidiary, Nexstar Media Inc., consists of three divisions: Broadcasting, Digital, and Networks.  The Broadcasting Division operates, programs, or provides sales and other services to 199 television stations and related digital multicast signals reaching 116 markets or approximately 39% of all U.S. television households (reflecting the FCC’s UHF discount). The division’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. The Digital Division operates 120 local websites and 284 mobile apps offering hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content and creating new revenue opportunities for the company. The Networks Division operates NewsNation, formerly WGN America, a national news and entertainment cable network reaching 75 million television homes, multicast network Antenna TV, and WGN Radio in Chicago. Nexstar also owns a 31.3% ownership stake in TV Food Network, a top tier cable asset.  For more information, please visit www.nexstar.tv.

Media Contact:Investor Contact:

Gary WeitmanJoe Jaffoni or Jennifer Neuman

EVP & Chief Communications OfficerJCIR

972/373-8800 or gweitman@nexstar.tv212/835-8800 or nexst@jcir.com